Exhibit 99.1

For Immediate Release

3M Reports First-Quarter 2019 Results;

Company Initiates Restructuring

First-Quarter Summary:

•                  Sales of $7.9 billion, down 5.0 percent year-on-year

•                  Organic local-currency sales decline of 1.1 percent; China, automotive, and electronics collectively down mid-single digits

•                  GAAP EPS of $1.51 vs. $0.98 last year, up 54.1 percent year-on-year

•                  Adjusted EPS of $2.23 vs. $2.50 last year, down 10.8 percent year-on-year

•                  Q1 2019 excludes significant litigation-related charges of $0.72 per share

•                  Q1 2018 excludes a total charge of $1.52 per share for adjustments to provisional accounting for the Tax Cuts and Jobs Act (TCJA) and significant litigation-related charges

•                  Closed acquisition of M*Modal’s technology business

•                  Announced company realignment from five to four business groups effective April 1

ST. PAUL, Minn. — Apr. 25, 2019 - 3M (NYSE: MMM) today reported first-quarter 2019 results.

“The first quarter was a disappointing start to the year for 3M,” said Mike Roman, 3M chief executive officer. “We continued to face slowing conditions in key end markets which impacted both organic growth and margins, and our operational execution also fell short of the expectations we have for ourselves. As a result, we have stepped up additional actions — including restructuring — to drive productivity, reduce costs, and increase cash flow as we manage through challenges in some of our end markets.

“While we take actions to manage through the near-term, we also continue to invest in growth to position 3M for the future,” Roman continued. “We recently implemented a significant portfolio realignment from five to four business groups, which will enable us to better serve our customers and global markets. Moving forward, I am confident that we are making the necessary changes and focused on the right priorities to accelerate 3M into a stronger future.”

First-Quarter Results

Sales were down 5.0 percent to $7.9 billion. Organic local-currency sales declined 1.1 percent while divestitures, net of acquisitions, decreased sales by 0.5 percent. Foreign currency translation decreased sales by 3.4 percent year-on-year.

Total sales grew 0.3 percent in Health Care, with declines of 1.9 percent in Consumer, 4.2 percent in Safety and Graphics, 6.6 percent in Industrial, and 11.8 percent in Electronics and Energy. Organic local-currency sales increased 0.9 percent in Consumer and 0.7 percent in Health Care, with decreases of 0.1 percent in Safety and Graphics, 2.8 percent in Industrial, and 3.0 percent in Electronics and Energy.

On a geographic basis, total sales grew 0.1 percent in the U.S., with declines of 6.5 percent in Latin America/Canada, 7.4 percent in Asia Pacific, and 9.4 percent in EMEA (Europe, Middle East and Africa). Organic local-currency sales increased 0.8 percent in Latin America/Canada and 0.7 percent in EMEA, with decreases of 0.4 percent in the U.S. and 3.6 percent in Asia Pacific.

First-quarter 2019 GAAP earnings were $1.51 per share, an increase of 54.1 percent versus the first quarter of 2018. During the first quarter of 2019, the company recorded significant litigation-related pre-tax charges of $548 million, or $0.72 per share, as referenced in the “Significant Litigation-Related Update” section below. First-quarter 2018 GAAP earnings were $0.98 per share which included a $0.36 per share impact for an expense related to the enactment of the Tax Cuts and Jobs Act (TCJA) and a $1.16 per share impact for significant litigation-related charges.

Excluding the above items, first-quarter 2019 adjusted earnings were $2.23 per share versus $2.50 per share in the first-quarter 2018, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

First-quarter operating income was $1.1 billion with operating margins of 14.4 percent. Excluding significant litigation-related charges, operating income was $1.7 billion with operating margins of 21.4 percent.

The company’s operating cash flow was $1.0 billion, contributing to conversion of 74 percent of net income to free cash flow, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

3M paid $830 million in cash dividends to shareholders and repurchased $701 million of its own shares during the quarter.

Significant Litigation-Related Update

Two significant litigation issues impacted 3M’s first-quarter results. The company established a reserve of $235 million to resolve certain environmental matters and litigation, in which 3M is a defendant, related to its historical manufacture and disposal of PFAS-containing waste. 3M manufactured or used PFAS at five manufacturing plants globally, including in Alabama, Illinois and Minnesota in the United States, as well as in Belgium and Germany. The company also increased its respirator reserve by $313 million to address the cost of resolving all current and expected future coal mine dust lawsuits in Kentucky and West Virginia. These actions resulted in a total significant litigation-related pre-tax charge of $548 million. 3M’s upcoming Form 10-Q filing will include additional details.

First-Quarter Business Group Discussion

Industrial

•                  Sales of $2.9 billion, down 6.6 percent in U.S. dollars. Organic local-currency sales decreased 2.8 percent, foreign currency translation decreased sales by 3.7 percent, and divestitures decreased sales by 0.1 percent.

•                  On an organic local-currency basis:

•                  Sales increased in advanced materials; declined in industrial adhesives and tapes, automotive aftermarket, separation and purification, abrasives, closure and masking, and automotive and aerospace.

•                  Sales grew in Latin America/Canada and EMEA; declined in the U.S. and Asia Pacific.

•                  Operating income was $585 million, a decrease of 18.0 percent year-on-year; operating margins of 20.0 percent.

Safety and Graphics

•                  Sales of $1.7 billion, down 4.2 percent in U.S. dollars. Organic local-currency sales decreased 0.1 percent, foreign currency translation decreased sales by 4.0 percent, and divestitures decreased sales by 0.1 percent.

•                  On an organic local-currency basis:

•                  Sales increased in personal safety; declined in commercial solutions, transportation safety and roofing granules.

•                  Sales grew in Latin America/Canada and EMEA; the U.S. declined.

•                  Operating income was $396 million, a decrease of 17.7 percent year-on-year; operating margins of 23.2 percent.

Health Care

•                  Sales of $1.5 billion, up 0.3 percent in U.S. dollars. Organic local-currency sales increased 0.7 percent, foreign currency translation decreased sales by 3.6 percent, and acquisitions increased sales by 3.2 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by food safety, health information systems, medical consumables, and oral care; declined in drug delivery.

•                  Sales increased in Asia Pacific and EMEA; the U.S. declined.

•                  Operating income was $432 million, a decrease of 5.6 percent year-on-year; operating margins of 28.1 percent.

Electronics and Energy

•                  Sales of $1.2 billion, down 11.8 percent in U.S. dollars. Organic local-currency sales decreased 3.0 percent, foreign currency translation decreased sales by 2.2 percent and divestitures decreased sales by 6.6 percent.

•                  On an organic local-currency basis:

•                  Energy-related sales grew 5 percent; electronics-related sales were down 6 percent with declines in both display materials and systems and electronics materials solutions.

•                  Sales grew in the U.S.; Latin America/Canada and Asia Pacific declined.

•                  Operating income was $284 million, a decrease of 15.6 percent year-on-year; operating margins of 23.8 percent.

Consumer

•                  Sales of $1.1 billion, down 1.9 percent in U.S. dollars. Organic local-currency sales increased 0.9 percent and foreign currency translation decreased sales by 2.8 percent.

•                  On an organic local-currency basis:

•                  Sales grew in home improvement; declined in home care, and consumer health care.

•                  Sales grew in the U.S.; EMEA, Latin America/Canada, and Asia Pacific declined.

•                  Operating income was $219 million, down 0.7 percent year-on-year; operating margins of 19.5 percent.

Restructuring and Other Actions

Reflecting a slower than expected 2019, 3M has initiated restructuring and other actions that will result in an expected reduction of 2,000 positions worldwide with an estimated annual pre-tax savings range of $225 million to $250 million, with $100 million in the remainder of 2019. The company anticipates a pre-tax charge in 2019 of approximately $150 million, or $0.20 per share. These actions will span all business groups, functions and geographies, with emphasis on corporate structure and underperforming areas of the portfolio.

2019 Updated Outlook

The company updated its 2019 GAAP earnings expectations to be in the range of $8.53 to $9.03 per share. Excluding the impact of significant litigation-related charges, 3M expects its adjusted full-year 2019 earnings to be in the range of $9.25 to $9.75 per share versus a prior expectation of $10.45 to $10.90 per share. 3M also updated its organic local-currency sales growth guidance to be in the range of minus 1 to plus 2 percent versus a prior range of 1 to 4 percent and its expectation for return on invested capital of 20 to 22 percent versus a prior range of 22 to 25 percent. The company maintained its full-year expectations for free cash flow conversion of 95 to 105 percent. See the “Supplemental Financial Information Non-GAAP Measures” section for applicable information.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21900593). The telephone replay will be available until 11:30 a.m. EDT (10:30 a.m. CDT) on May 3, 2019.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, capital markets and other external conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, and any subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended March 31,

	2019	2018

Net sales	$7,863	$8,278

Operating expenses
Cost of sales	4,310	4,236
Selling, general and administrative expenses	1,948	2,573
Research, development and related expenses	477	486
Gain on sale of businesses	(8)	(24)

Total operating expenses	6,727	7,271

Operating income	1,136	1,007

Other expense (income), net	48	42

Income before income taxes	1,088	965

Provision for income taxes	195	359

Net income including noncontrolling interest	$893	$606

Less: Net income attributable to noncontrolling interest	2	4

Net income attributable to 3M	$891	$602

Weighted average 3M common shares outstanding — basic	577.5	596.2
Earnings per share attributable to 3M common shareholders — basic	$1.54	$1.01

Weighted average 3M common shares outstanding — diluted	588.5	612.7
Earnings per share attributable to 3M common shareholders — diluted	$1.51	$0.98

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$2,938	$2,853
Marketable securities — current	539	380
Accounts receivable — net	5,173	5,020
Inventories	4,538	4,366
Prepaids	713	741
Other current assets	473	349
Total current assets	14,374	13,709
Property, plant and equipment — net	8,829	8,738
Operating lease right of use assets	797	—
Goodwill and intangible assets — net	13,658	12,708
Other assets	1,482	1,345
Total assets	$39,140	$36,500

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$790	$1,211
Accounts payable	2,309	2,266
Accrued payroll	517	749
Accrued income taxes	183	243
Operating lease liabilities — current	255	—
Other current liabilities	3,071	2,775
Total current liabilities	7,125	7,244
Long-term debt	15,580	13,411
Other liabilities	6,678	5,997
Total liabilities	$29,383	$26,652

Total equity	$9,757	$9,848
Shares outstanding
March 31, 2019: 576,426,706 shares
December 31, 2018: 576,575,168 shares
Total liabilities and equity	$39,140	$36,500

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three months ended March 31,

	2019	2018
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$1,048	$143

Cash flows from investing activities:
Purchases of property, plant and equipment	(391)	(304)
Acquisitions, net of cash acquired	(704)	—
Purchases and proceeds from sale or maturities of marketable securities and investments — net	(142)	473
Proceeds from sale of businesses, net of cash sold	6	40
Other investing activities	6	72

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,225)	281

Cash flows from financing activities:
Change in debt	1,591	1,581
Purchases of treasury stock	(701)	(937)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	215	219
Dividends paid to shareholders	(830)	(810)
Other financing activities	(17)	(7)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	258	46

Effect of exchange rate changes on cash and cash equivalents	4	(32)

Net increase (decrease) in cash and cash equivalents	85	438
Cash and cash equivalents at beginning of year	2,853	3,053

Cash and cash equivalents at end of period	$2,938	$3,491

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions, except full-year 2019 forecast)

(Unaudited)

	Three months ended
	March 31,
Major GAAP Cash Flow Categories	2019	2018

Net cash provided by (used in) operating activities	$1,048	$143
Net cash provided by (used in) investing activities	(1,225)	281
Net cash provided by (used in) financing activities	258	46

Free Cash Flow (non-GAAP measure)			Full-Year 2019 Forecast (Billions)

Net cash provided by (used in) operating activities	$1,048	$143	$6.4 to $7.2
Purchases of property, plant and equipment	(391)	(304)	($1.6 to $1.7)
Free cash flow (a)	657	(161)	$4.7 to $5.6

Net income attributable to 3M	$891	$602	$5.0 to $5.3
Free cash flow conversion (a)	74%	(27)%	95% to 105%

(a)                     Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

	March 31,	December 31,
Net Debt (non-GAAP measure)	2019	2018
Total debt	$16,370	$14,622
Less: Cash, cash equivalents and marketable securities	3,523	3,270
Net debt (b)	$12,847	$11,352

(b)                     Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Dollars in millions, except full-year 2019 forecast)

(Unaudited)

	Twelve months ended	Full Year Estimated
Return on Invested Capital (non-GAAP measure)	December 31 2018	2019 (in billions)

Net income including non-controlling interest	$5,363	$5.0 to $5.3
Interest expense (after-tax) (1)	268	~$0.3
Adjusted net income (Return)	$5,631	$5.3 to $5.6

Average shareholders’ equity (including non-controlling interest) (2)	$10,407	$9.0 to $10.0
Average short-term and long-term debt (3)	14,912	$16.0 to $17.0
Average invested capital	$25,318	$25.0 to $27.0

Return on invested capital (non-GAAP measure) (c)	22.2%	20% to 22%

(1) Effective income tax rate used for interest expense	23.4%	20% to 22%

(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$11,039
June 30	10,428
September 30	10,311
December 31	9,848
Average total equity	$10,407

(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$15,660
June 30	14,519
September 30	14,846
December 31	14,622
Average short-term and long-term debt	$14,912

(c)                      Return on Invested Capital (ROIC) is not defined under U.S. generally accepted accounting principles. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as adjusted net income (net income including non-controlling interest plus after-tax interest expense) divided by average invested capital (equity plus debt). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Unaudited)

Adjusted income, operating income margin, earnings per share, & effective tax rate (non-GAAP measures) (Dollars in millions, except per share amounts)	Net Sales	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change

Q1 2018 GAAP	$8,278	$1,007	12.2%	$965	$359	37.2%	$602	$0.98
Adjustment for significant litigation-related charges	—	897		897	187		710	1.16
Adjustment for measurement period accounting of TCJA	—	—		—	(217)		217	0.36
Q1 2018 Adjusted Non-GAAP Measure (d)	$8,278	$1,904	23.0%	$1,862	$329	17.6%	$1,529	$2.50

Q1 2019 GAAP	$7,863	$1,136	14.4%	$1,088	$195	17.9%	$891	$1.51	54.1%
Adjustment for significant litigation-related charges	—	548		548	124		424	0.72
Q1 2019 Adjusted Non-GAAP Measure (d)	$7,863	$1,684	21.4%	$1,636	$319	19.5%	$1,315	$2.23	(10.8)%

	Estimated Full Year 2019
Adjusted income, earnings per share, & effective tax rate (non-GAAP measures) (Dollars in billions, except per share amounts)	GAAP Measure	Adjustment for Significant Litigation- related Charges	Adjusted Non- GAAP Measure (d)

Income before taxes	$6.4 to $6.6	$0.5	$6.9 to $7.1
Provision for income taxes	$1.3 to $1.4	$0.1	$1.4 to $1.5
Effective tax rate	20.0 to 22.0%		20.0 to 22.0%

Net income attributable to 3M	$5.0 to $5.3	$0.4	$5.4 to $5.7
Earnings per diluted share	$8.53 to $9.03	$0.72	$9.25 to $9.75

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Unaudited)

(d)                     In the first quarter of 2019, the Company recorded significant litigation-related charges of $548 million ($424 million after tax) related to historical PFAS (certain perfluorinated compounds) manufacturing operations and coal mine dust respirator mask lawsuits. In the first quarter of 2018, the Company recorded significant litigation-related charges of $897 million ($710 million after tax) from the previously disclosed agreement reached with the State of Minnesota that resolved the Natural Resource Damages (NRD) lawsuit. Also during the first quarter of 2018, 3M recorded a tax expense of $217 million related to a measurement period adjustment to the provisional amounts recorded in December 2017 from the enactment of the Tax Cuts and Jobs Act (TCJA).

In addition to providing financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impacts of significant litigation-related charges and enactment/measurement period adjustments to the impact of the enactment of the TCJA. These items represent significant charges/benefits that impacted the Company’s financial results. Operating income, operating income margin, effective tax rate, net income, and earnings per share are all measures for which 3M provides the GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (e)

(Unaudited)

	Three months ended March 31, 2019
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	(1.2)%	(4.3)%	(0.7)%	(0.3)%	(2.0)%
Price	0.8	0.7	1.4	1.1	0.9
Organic local-currency sales	(0.4)	(3.6)	0.7	0.8	(1.1)
Acquisitions	1.5	—	0.1	0.1	0.6
Divestitures	(1.0)	(0.3)	(2.4)	(1.2)	(1.1)
Translation	—	(3.5)	(7.8)	(6.2)	(3.4)
Total sales change	0.1%	(7.4)%	(9.4)%	(6.5)%	(5.0)%

	Three months ended March 31, 2019
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change

Industrial	(2.8)%	—%	(0.1)%	(3.7)%	(6.6)%
Safety and Graphics	(0.1)	—	(0.1)	(4.0)	(4.2)
Health Care	0.7	3.2	—	(3.6)	0.3
Electronics and Energy	(3.0)	—	(6.6)	(2.2)	(11.8)
Consumer	0.9	—	—	(2.8)	(1.9)
Total Company	(1.1)%	0.6%	(1.1)%	(3.4)%	(5.0)%

(e)                      Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales includes both organic volume impacts (which excludes acquisition and divestiture impacts), and selling price changes. Acquisition and divestiture impacts are measured separately for the first 12 months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

As part of 3M’s continuing effort to improve the alignment of its businesses around markets and customers, the Company made the following changes, effective in the first quarter of 2019, and other revisions impacting business segment reporting:

Continued alignment of customer account activity

•                  As part of 3M’s regular customer-focus initiatives, the Company realigned certain customer account activity (“sales district”) to correlate with the primary divisional product offerings in various countries and reduce complexity for customers when interacting with multiple 3M businesses. This largely impacted the amount of dual credit certain business segments receive as a result of sales district attribution. 3M business segment reporting measures include dual credit to business segments for certain sales and operating income. This dual credit is based on which business segment provides customer account activity with respect to a particular product sold in a specific country.

Creation of Closure and Masking Systems Division and Medical Solutions Division

•                  3M created the Closure and Masking Systems Division, which combines the masking tape, packaging tape and personal care portfolios formerly within Industrial Adhesives and Tapes Division in the Industrial business segment into a separate division also within the Industrial business segment. 3M created the Medical Solutions Division in the Health Care business segment, which combines the former Critical and Chronic Care Division and Infection Prevention Division (which were also both within the Health Care business segment).

Additional actions impacting business segment reporting

•                  The business associated with certain safety products sold through retail channels in the Asia Pacific region was realigned from the Personal Safety Division within the Safety and Graphics Business segment to the Construction and Home Improvement Division within the Consumer Business segment. Additionally, certain previously non-allocated costs related to manufacturing and technology of centrally managed material resource centers of expertise within Corporate and Unallocated are now reflected as being allocated to the business segments.

The financial information presented herein reflects the impact of the preceding changes for all periods presented. Refer to 3M’s Current Report on Form 8-K furnished on March 8, 2019, for additional supplemental unaudited historical business segment net sales and operating income information.

BUSINESS SEGMENT INFORMATION	Three months ended
NET SALES	March 31,
(Millions)	2019	2018

Industrial	$2,929	$3,135
Safety and Graphics	1,704	1,779
Health Care	1,540	1,535
Electronics and Energy	1,190	1,350
Consumer	1,123	1,145
Corporate and Unallocated	21	—
Elimination of Dual Credit	(644)	(666)

Total Company	$7,863	$8,278

BUSINESS SEGMENT INFORMATION	Three months ended
OPERATING INCOME	March 31,
(Millions)	2019	2018

Industrial	$585	$714
Safety and Graphics	396	481
Health Care	432	458
Electronics and Energy	284	336
Consumer	219	220
Corporate and Unallocated (f)	(624)	(1,037)
Elimination of Dual Credit	(156)	(165)

Total Company	$1,136	$1,007

(f)                       Corporate and Unallocated operating income was impacted by significant litigation-related charges in the first quarter of 2019 related to historical PFAS (certain perfluorinated compounds) manufacturing operations and coal mine dust respirator mask lawsuits. Corporate and Unallocated operating income was also impacted by significant litigation-related charges in the first quarter of 2018 related to the previously disclosed agreement reached with the State of Minnesota that resolved the Natural Resource Damages lawsuit.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $33 billion in sales, our 93,000 employees connect with customers all around the world.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Lori Anderson, 651-733-0831